Exhibit 2.5

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A CONVERTIBLE PREFERRED STOCK

On behalf of Amarantus BioScience Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation, as amended (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article Fourth of the Articles of Incorporation (“Preferred Stock”), Series A Convertible Preferred Stock, consisting of two hundred fifty (250) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Convertible Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Convertible Preferred Stock.” The number of shares constituting the Series A Convertible Preferred Stock shall be two hundred fifty (250) shares. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu with the common stock, par value $0.001 per share (the “Common Stock”), of the Corporation.

2. Dividends. The Holders of shares of the Series A Convertible Preferred Stock shall not be to receive dividends.

3. Liquidation: Stated Value.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, without priority over any other shareholders, the Holders of Series A Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation, cash in an amount equal to $1.00 (the “Stated Value”) for each one (1) share of Series A Convertible Preferred Stock. All distributions made to the Holders of the Series A Convertible Preferred and other Stock of the Corporation upon Liquidation shall be made on a pari passu basis with distributions to the holders the Corporation’s common stock. If, upon the Liquidation, the assets to be distributed among the Holders of the Series A Convertible Preferred Stock are insufficient to permit the payment to such Holders of the full Stated Value for their shares, then the assets of the Corporation allocated for distribution to the Holders of the Series A Convertible Preferred Stock shall be distributed pro rata among the Holders of all the Corporate Stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

(c) The Corporation shall give each Holder of Series A Preferred Convertible Stock written notice of any Liquidation not later than ten (10) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than ten (10) days prior to the date of such Liquidation.

4. Conversion of Series A Convertible Preferred Stock. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows:

(a) Optional and Mandatory Conversion Right.

i. Optional Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof at any time, into such number of shares of Common Stock as set forth herein. If the Corporation consummates any financing after the date hereof, the number of shares of Common Stock issuable upon conversion shall equal the quotient of the Stated Value divided by the Conversion Price. The Conversion Price shall mean the price of the Corporation’s equity securities immediately prior to the financing prior to the time the Corporation receives the Conversion Demand (as defined herein). In the event that the Corporation does not consummate a financing after the date hereof, each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof at any time, into one (1) share of Common Stock. The conversion amount shall not be affected except as to pricing by any stock split of the Corporation’s Common Stock.

ii. Mandatory Conversion. Upon the Uplist (as defined herein), each share of Series A Convertible Preferred Stock shall automatically convert into such number of fully-paid and non-assessable shares of Common Stock equal to 0.1% of the shares of Common Stock issued and outstanding immediately prior to such Uplist, in each case, without further action by the holder thereof, and whether or not the certificate or certificates representing such shares are surrendered to the Corporation. “Uplist” means the uplist of the Corporation’s Common Stock to the OTCQB, the OTCQX, The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or an equivalent foreign national securities exchange or over- the-counter market.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Convertible Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices and shall, together with the Conversion Demand, surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment to the Corporation at the principal executive offices of the Corporation. Within three (3) days of receipt of: (i) the Conversion Demand, and (ii) the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be converted, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock. if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4 based on the number of shares of Series A Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Notices of Record Date. In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) to effect a Liquidation, the Corporation shall mail to each Holder of Series A Convertible Preferred Stock at least ten (10) days prior to the record date set forth therein a notice setting forth: (A) such record date and a description of such dividend or distribution; or (B) (1) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (2) the time, if any is to be fixed, as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution. liquidation or winding up.

(f) Income Taxes. The converting Holder shall pay any and all income and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

(g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5. Redemption. At any time after the issuance of the Series A Convertible Preferred Stock, the Corporation shall have the right to redeem any of the Series A Convertible Preferred Stock upon paying the Stated Value.

6. Voting. The Holders of Series A Convertible Preferred Stock shall not be entitled to vote.

IN WITNESS WHEREOF, the undersigned have duly signed this Designation as of this 23rd day of September, 2019.

Amarantus BioScience Holdings, Inc.

/s/ Gerald Commissiong
By: Gerald Commissiong
Title: President and CEO